As filed with the Securities and Exchange Commission on June 7, 2016

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Benefitfocus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-2346314
(State of incorporation)	(I.R.S. Employer Identification No.)

100 Benefitfocus Way

Charleston, South Carolina 29492

(Address, including zip code, of registrant’s principal executive offices)

Benefitfocus, Inc.

2016 Employee Stock Purchase Plan

(Full title of the plan)

Paris Cavic, Esq.

Vice President and General Counsel

100 Benefitfocus Way

Charleston, South Carolina 29492

(843) 849-7476

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Donald R. Reynolds, Esq.

S. Halle Vakani, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

(919) 781-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” (in Rule 12b-2 of the Act) (Check one):

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share
—Benefitfocus, Inc. 2016 Employee Stock Purchase Plan	150,000	$36.49(2)	$5,473,500(2)	$551.18(2)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock that become issuable under the Benefitfocus, Inc. 2016 Employee Stock Purchase Plan, by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Registrant’s common stock on the NASDAQ Global Market on June 1, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given by Benefitfocus, Inc. (the “Registrant”) to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given by the Registrant to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)    The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on February 25, 2016, including the information specifically incorporated by reference into the Annual Report on Form 10-K from the Registrant’s Definitive Proxy Statement for the 2016 Annual Meeting of Stockholders;

(b)    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on May 5, 2016;

(c)    The Registrant’s Current Reports on Form 8-K filed with the Commission on February 29, 2016, March 29, 2016, April 7, 2016, April 27, 2016, and June 7, 2016; and

(d)    The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-1, which description is incorporated by reference into the Form 8-A filed with the Commission on September 5, 2013 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any amendment or report filed for the purpose of updating such description.

All documents filed, but not furnished, by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, will any of the information, including exhibits, that the Registrant discloses under Item 2.02 and Item 7.01 of any report on Form 8-K that has been or may be, from time to time, furnished to the Commission, be incorporated by reference into or otherwise become a part of this Registration Statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee, or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any person who is, or are threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our restated certificate of incorporation and amended and restated bylaws will provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	transaction from which the director derives an improper personal benefit.

Our restated certificate of incorporation and amended and restated bylaws each include such a provision. Expenses incurred by any officer or director in defending any such action, suit, or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnification agreements with each of our directors. Under the terms of our indemnification agreements, we will be required to indemnify each of our directors, to the fullest extent permitted by the laws of the State of Delaware, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. We must indemnify our officers and directors against any and all (a) costs and expenses (including attorneys’ and experts’ fees, expenses and charges) actually and reasonably paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in, and (b) judgments, fines, penalties and amounts paid in settlement in connection with, in the case of either (a) or (b), any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, by reason of the fact that (x) such person is or was a director or officer, employee, agent, or fiduciary of the Company or (y) such person is or was serving at our request as a director, officer, employee, agent, or fiduciary of another corporation, partnership, joint venture, trust, employee benefits plan, or other enterprise. The indemnification agreements also require us, if so requested, to advance within 30 days of such request any and all costs and expenses that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to be indemnified for such costs and expenses. Our amended and restated bylaws also require that such person return any such advance if it is ultimately determined that such person is not entitled to indemnification by us as authorized by the laws of the State of Delaware.

We are not required to provide indemnification under our indemnification agreements for certain matters, including: (1) indemnification in connection with certain proceedings or claims initiated or brought voluntarily by the indemnitee; (2) indemnification  related to  disgorgement of  profits made  from the  purchase or  sale of  securities of  our company  under  Section 16(b) of the Exchange Act or similar provisions of state statutory or common law; (3) indemnification that is finally determined, under the procedures and subject to the presumptions set forth in the indemnification agreements, to be unlawful; or (4) indemnification for liabilities for which the director has received payment under any insurance policy for such person’s benefit, our restated certificate of incorporation or amended and restated bylaws or any other contract or otherwise, except with respect to any excess amount beyond the amount so received by such director or officer. The indemnification agreements will require us, to the extent that we maintain an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of our company or of any other corporation, partnership, joint venture, trust, employee benefits plan, or other enterprise that such person serves at the request of our company, to cover such person by such policy or policies to the maximum extent available.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Exhibit Index.

Item 9.	Undertakings

(a)    The undersigned Registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, on the 7th day of June 2016.

BENEFITFOCUS, INC.

By:	/s/ Shawn A. Jenkins
Shawn A. Jenkins
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Shawn A. Jenkins and Raymond A. August, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Mason R. Holland, Jr. Mason R. Holland, Jr.	Chairman of the Board of Directors	June 7, 2016

/s/ Shawn A. Jenkins Shawn A. Jenkins	Chief Executive Officer (principal executive officer) and Director	June 7, 2016

/s/ Raymond A. August Raymond A. August	President and Chief Operating Officer (principal financial and accounting officer)	June 7, 2016

/s/ Douglas A. Dennerline Douglas A. Dennerline	Director	June 7, 2016

/s/ Joseph P. DiSabato Joseph P. DiSabato	Director	June 7, 2016

/s/ Ann H. Lamont Ann H. Lamont	Director	June 7, 2016

/s/ A. Lanham Napier A. Lanham Napier	Director	June 7, 2016

/s/ Francis J. Pelzer V Francis J. Pelzer V	Director	June 7, 2016

/s/ Stephen M. Swad Stephen M. Swad	Director	June 7, 2016

EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.

10.27	Benefitfocus, Inc. 2016 Employee Stock Purchase Plan (incorporated by reference to Exhibit A of the Registrant’s Definitive Proxy Statement, filed with the Securities and Exchange Commission on April 22, 2016).

23.1	Consent of Ernst and Young LLP, Independent Registered Certified Public Accounting Firm.

23.2	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).